Filed pursuant to Rule No. 424(b)(3)
                                                          File Number 333-62154


PROSPECTUS SUPPLEMENT NO. 4


                           THE BISYS GROUP, INC.
                                $300,000,000
                 4% Convertible Subordinated Notes due 2006
      and shares of common stock issuable upon conversion of the notes


         This prospectus supplement supplements the prospectus dated June 15, 2001 of The BISYS Group, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $300,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders:


                       Aggregate
                       Principal                     Number of
                       Amount at                     Shares of    Percentage of
                      Maturity of    Percentage of  Common Stock   Shares of
                       Notes That        Notes      That May Be    Common Stock
Name                  May Be Sold     Outstanding    Sold (1)    Outstanding((2)
------------------- -------------- --------------- ------------- ---------------
Bankgesellschaft
 Berlin AG.........   $6,500,000        2.167%        97,324          *
Deutsche Banc Alex
 Brown Inc........    $5,000,000        1.667%        74,865          *

         Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:



                       Aggregate
                       Principal                     Number of
                       Amount at                     Shares of    Percentage of
                      Maturity of    Percentage of  Common Stock   Shares of
                       Notes That        Notes      That May Be    Common Stock
Name                  May Be Sold     Outstanding    Sold (1)    Outstanding((2)
------------------- -------------- --------------- ------------- ---------------
McMahan Securities
Co. L.P...........      $1,400,000        *            20,962          *
Vopak USA, Inc.
Retirement Plan (3)...          $3        *             4,492          *
-------------
* Less than one percent (1%).

(1) Assumes conversion of all of the holder's notes at a conversion rate of 14.9729 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes-Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 58,084,850 shares of common stock outstanding as of April 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Effective July 6, 2001, Van Waters & Rogers, Inc. Retirement Plan changed its name to Vopak USA, Inc. Retirement Plan.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is September 21, 2001.